Exhibit 99.0

Press Release
For Immediate Release

Compex Technologies Elects Paulita LaPlante and Richard Nigon to Board of Directors

New Brighton, MN, July 1, 2005 — Compex Technologies (Nasdaq: CMPX), a worldwide leader in designing and manufacturing electrical muscle stimulation (E-stim) products used for pain management, rehabilitation, fitness and sports performance enhancement, announced today the election of Paulita LaPlante and Richard Nigon to the company’s board of directors.

Compex CEO Dan W. Gladney said, “We are delighted to have Paulita and Dick on our board. Paulita is a very successful executive with a wide range of skills that will be quite useful to us. Her knowledge of marketing to physicians will be particularly helpful. Dick served as a highly valuable member of our team previously and we are delighted to have him back on our board. We look forward to once again benefiting from his broad knowledge of finance and the capital markets.”

LaPlante has been president, CEO and a director of Minneapolis-based väsamed since 1998. Väsamed, is a leader of non-invasive hemodynamic assessment technology. In 2004, väsamed was fourth in the Minnesota Deloitte Technology Fast 50 list. LaPlante previously served as väsamed’s vice president of worldwide sales, marketing and business development, director of marketing and business development and interim vice president of research and development.

LaPlante has also served on the board of VidaMed, Inc. and currently serves on the board of Qualigen, Inc., a private immunoassay test company that provides products for physician offices and other point-of-care locations. She holds a B.S. in biology from the College of St. Catherine in St. Paul, Minn.

Nigon has been a director of equity corporate finance and capital markets for Miller Johnson Steichen Kinnard, an investment banking firm, since February 2001 and member of board of directors since November 2000. He served as chief financial officer of Dantis, Inc., an Internet hosting company, from 2000 to 2001. Nigon was certified public accountant with Ernst & Young from 1970 until 2000, serving as partner since 1981. He is also a director of Vascular Solutions, Inc. Nigon served on the Compex board from 2002 to 2004.

About Compex Technologies
Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U.S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being. Detailed information about Compex may be found on the websites http://www.compextechnologies.com and http://www.slendertone.com.

For investor relations information, contact CFO Scott Youngstrom at (800) 676-6489, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An investment profile on Compex Technologies, Inc. may be found at http://www.hawkassociates.com/compex/profile.htm.